Avid Board adds Christian Asmar from Impactive Capital as New Director
BURLINGTON, Mass., October 31, 2019 -- Avid® (NASDAQ: AVID), a leading technology provider that powers the media and entertainment industry, announced today that it has added a new director, Christian A. Asmar, co-founder and Managing Partner at Impactive Capital LP (“Impactive Capital”), to the Company's Board of Directors. Impactive Capital is currently Avid’s second largest shareholder and owns 3,700,000 shares. To allow for this appointment, the Board increased its size to ten directors.
Peter Westley, Chairman of Avid’s Board of Directors stated, “Christian will bring extensive investment and advisory experience to Avid, and we believe that his experience and skills will complement the existing Board members. Our Board regularly assesses its makeup to ensure that it includes members with a broad set of skills and experience to provide increased value to shareholders. We value the commitment to Avid and the constructive engagement that Impactive Capital has brought, and we are pleased to welcome Christian to our Board.”
Mr. Asmar stated, “I am honored to join Avid’s Board. I look forward to the opportunity to work with the Board and the management team to support the execution of the growth strategy and to realize the full potential of the company. As Avid continues its transition to a recurring revenue model, the company has an opportunity to deliver meaningful shareholder value.”
Mr. Rosica stated, “We welcome Christian to our Board as a significant Avid shareholder and we value the analysis and perspective we’ve received from the Impactive team to date. We look forward to working with him and the Board to continue developing our long-term strategy, to build on our strong market position and to generate profitable growth while expanding our recurring revenue.”
In connection with Mr. Asmar’s election to the Board, Avid entered into a Support Agreement (the “Agreement”) with Impactive Capital and Mr. Asmar. Under the Agreement Mr. Asmar has been appointed to the Nominating and Governance Committee and, subject to certain conditions, will be re-nominated to the Board at the 2020 annual meeting. Impactive Capital has also been granted customary replacements rights in the event Mr. Asmar cannot serve on the Board for any reason. The Agreement includes customary standstill provisions and a voting agreement to support the Board’s proposals at the 2020 annual meeting, subject to certain exceptions. Further details on the support agreement will be contained in a current report on Form 8-K to be filed by Avid.
About Christian Asmar
Mr. Asmar is co-founder and Managing Partner of Impactive Capital. Prior to founding Impactive Capital in 2018, Mr. Asmar spent eight years at Blue Harbour Group, a $3 billion activist investment firm where he was a Managing Director and Investing Partner. At Blue Harbour, he led many of the firm’s investments where he advised CEOs and boards of public companies on capital allocation, ESG issues, and strategic considerations. Prior to joining Blue Harbour, Mr. Asmar was a founding team member of Morgan Stanley Infrastructure Partners (“MSIP”). Prior to his tenure at MSIP, he worked in the Investment Banking division at Morgan Stanley. Mr. Asmar is a member of New America Alliance, and graduated magna cum laude from Princeton University with a B.S.E. in Operations Research & Financial Engineering and minors in Finance, Engineering & Management Systems and Robotics & Intelligent Systems.
About Impactive Capital
Impactive Capital is a New York based investment management firm founded by Christian Alejandro Asmar and Lauren Taylor Wolfe. Impactive Capital invests in high quality public companies that it believes to be fundamentally undervalued and works constructively with management teams and boards to enhance shareholder value through capital allocation, strategic and value enhancing environmental, social and governance improvements. Impactive Capital focuses on positive systemic change to help build more competitive, sustainable and valuable businesses for the long run.
About Avid

Avid delivers the most open and efficient media platform, connecting content creation with collaboration, asset protection, distribution, and consumption. Avid’s preeminent customer community uses Avid’s comprehensive tools and workflow solutions to create, distribute and monetize the most watched, loved and listened to media in the world-from prestigious and award-winning feature films to popular television shows, news programs and televised sporting events, and celebrated music recordings and live concerts. With the most flexible deployment and pricing options, Avid’s industry-leading solutions include Media Composer®, Pro Tools®, Avid NEXIS®, MediaCentral®, iNEWS®, AirSpeed®, Sibelius®, Avid VENUE™, Avid FastServe®™, Maestro™, and PlayMaker™. For more information about Avid solutions and services, visit www.avid.com, connect with Avid on Facebook, Instagram, Twitter, YouTube, LinkedIn, or subscribe to Avid Blogs.

© 2019 Avid Technology, Inc. All rights reserved. Avid, the Avid logo, Avid NEXIS, Avid FastServe, AirSpeed, iNews, Maestro, MediaCentral, Media Composer, NewsCutter, PlayMaker, Pro Tools, Avid VENUE, and Sibelius are trademarks or registered trademarks of Avid Technology, Inc. or its subsidiaries in the United States and/or other countries. All other trademarks are the property of their respective owners. Product features, specifications, system requirements and availability are subject to change without notice.
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